Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kinross Gold Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common shares and associated rights(4)	Other	9,880,094	$5.66	$55,921,332.04	$92.70 per $1,000,000	$5,183.91
Total Offering Amounts					$55,921,332.04		$5,183.91
Total Fee Offsets							$0.00
Net Fee Due							$5,183.91

(1)	This Registration Statement shall also cover any additional common shares which become issuable under the Great Bear Resources Ltd. Share Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares of Kinross Gold Corporation (the “Registrant”).
(2)	Represents the maximum number of common shares which may be issued under the Great Bear Resources Ltd. Share Option Plan pursuant to the Replacement Options issued by the Registrant in connection with the Registrant’s acquisition of all of the issued and outstanding common shares of Great Bear Resources Ltd.
(3)	Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, this amount is calculated based upon the average of the high and low prices of the Company’s common shares reported on the New York Stock Exchange system on February 22, 2022, of $5.66. It is estimated solely for the purpose of calculating the registration fee.
(4)	Each common share includes an attached right arising under and subject to the terms set forth in the Shareholder Rights Plan Agreement dated as of March 16, 2018 (the “Rights Agreement”), between the Registrant and Computershare Investor Services Inc., as Rights Agent. Until the occurrence of certain events described in the Rights Agreement, the rights are not exercisable, are evidenced by the Registrant’s common shares and transfer automatically with, and only with, the common shares.